EXHIBIT 99.1
Uniserv Securities Holdings Limited
9 Columbus Center
Pelican Drive, Road Town
Tortola
British Virgin Islands
December 12, 2005
Bear, Stearns International Limited
One Canada Square
London E14 5AD
England
     Re:   Notice of Exercise of Early Unwind Option, Reference Number NY33558
Ladies and Gentlemen,
     Reference is made to the certain transactions (collectively the “Collar”) evidenced by the letter agreement (the “Collar Confirmation”), dated as of December 22, 2004, between United Service Technologies Limited, an international business company incorporated under the laws of the British Virgin Islands (“Uniserv”), and Bear, Stearns International Limited (“BSIL”), as novated by the Novation and Assumption Agreement dated as December 23, 2004, among Uniserv, Uniserv Securities Holdings Limited, an international business company incorporated under the laws of the British Virgin Islands (“USHL”) and BSIL. Capitalized terms not otherwise defined herein shall have their respective meanings set forth under the Collar Confirmation.
     Notwithstanding anything to the contrary in the Collar Confirmation, USHL and BSIL hereby agree that the notice of exercise of the Early Unwind Option as set forth in Section 3(b) of the Collar Confirmation is hereby irrevocably delivered and such Early Unwind Option shall be settled by delivery, on December 15, 2005 (which shall be the Early Unwind Date), of (i) 2,751,565 Shares (which shall be the Early Unwind Shares) and (ii) USD 54,200,000 in immediately available funds (the “Cash Termination Amount”). The parties hereto agree that, in connection with the exercise of the Early Unwind Option by USHL hereby, the commencement of any liquidation proceedings of Uniserv or USHL prior to December 15, 2005 shall not constitute an Event of Default under the Collar Confirmation so long as the Early Unwind Shares and the Cash Termination Amount are delivered on December 15, 2005 as contemplated hereby.
     Upon the delivery by USHL of the Cash Termination Amount and the Early Unwind Shares to BSIL on the Early Unwind Date, then, pursuant to Section 5 of the Securities Loan Agreement, dated as of December 16, 2004 between PTR Holdings, Inc. (“PTR”) and BSIL, PTR and BSIL agree that all outstanding Loans thereunder (as defined therein) shall terminate simultaneously with the delivery (the “Delivery”) by BSIL to PTR of (a) the Cash Termination Amount and (b) 192,155 Shares. The Delivery shall occur promptly (but in any event on the same day as) receipt by BSIL from USHL of the Cash Termination Amount and the Early Unwind Shares.
     USHL hereby makes the representations and warranties to BSIL set forth in Section 3(a) of the ISDA Form as of the date hereof and as they relate to this notice and the transactions contemplated hereby. In addition, USHL hereby represents that (a) it is not relying, and has not relied, upon any communication (written or oral) of BSIL or any affiliate, employee or agent of BSIL with respect to the legal, accounting, tax or other implications of this notice and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof; it being understood that information and explanations related to the terms and conditions of this notice shall not be considered investment advice or a recommendation to enter into this notice, and (b) it is entering into this notice with a full understanding of all of the terms and risks hereof (economic and otherwise) and is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks.
     This notice shall be subject to Sections 4(e)(ii), (iii) and (iv) of the Collar Confirmation, as if such sections were incorporated herein and related to this notice. This notice may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.
[SIGNATURE PAGE TO FOLLOW]

     Please indicate acknowledge of and agreement to the matters set forth in this notice by countersigning in the space provided below.

Yours faithfully, UNISERV SECURITIES HOLDINGS LIMITED
By:	/s/ RORY C. KERR
	Name:	Rory C. Kerr
	Title:	Director

Agreed and acknowledged as of the date first written above:

BEAR, STEARNS INTERNATIONAL LIMITED

By:	/s/ JAMES D. KERN

Name: James D. Kern
Title: Authorized Signatory

Agreed and acknowledged as of the date first written above:

PTR HOLDINGS INC.

By:	/s/ IAN WHITECOURT

Name: Ian Whitecourt
Title: Director